Exhibit 5.2

1114 Avenue of the Americas
23rd Floor
New York, New York
10036.7703 USA
Tel 212.880.6000
Fax 212.682.0200

www.torys.com

April 14, 2020

Franco-Nevada Corporation

199 Bay Street, Suite 2000

Commerce Court West

Toronto, Ontario M5L 1G9

TO: The Board of Directors of Franco-Nevada Corporation

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Franco-Nevada Corporation on April 14, 2020, as such may thereafter be amended or supplemented, and in the short form base shelf prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the Securities Act 1933, as amended, or the rules and regulations promulgated thereunder.

Very Truly Yours,

/s/ Torys LLP